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Exhibit 23.2

The Board of Directors
Metromedia International Group, Inc.:

        We consent to incorporation by reference registration statements (Nos. 333-02301, 333-13763, 333-88187 and 333-95159) on Form S-8 of Metromedia International Group, Inc. of our report dated February 14, 2003, except for Note 21 as to which the date is July 11, 2003, with respect to the consolidated balance sheet of ZAO Comstar as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Metromedia International Group, Inc.

        Our report dated February 14, 2003, except for Note 21 as to which the date is July 11, 2003, contains an explanatory paragraph that states the consolidated financial statements of Comstar for the year ended December 31, 2001 were not audited by us, and accordingly, we express no opinion on them.

Deloitte & Touche
Moscow, Russia July 14, 2003

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  Exhibit 23.2